Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), by and between LifeStance Health Group, Inc. (the “Company”), a Delaware corporation with its principal place of business in Scottsdale, Arizona, and Kenneth Burdick (the “Executive”), is entered into effective March 3, 2025 (the “Amendment Effective Date”) and amends the Employment Agreement, dated September 7, 2022, between the Company and the Executive (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

W I T N E S S E T H

WHEREAS, the Company and the Executive previously entered into the Agreement;

WHEREAS, Section 20 of the Agreement provides that the Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company; and

WHEREAS, the Company desires to continue to employ the Executive and, effective as of the Amendment Effective Date, to transition the Executive to the position of Executive Chairperson of the Board of Directors, and the Executive desires to accept such continued employment, subject to the terms and conditions set forth in the Agreement, as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended effective as of the Amendment Effective Date as set forth in this Amendment:

1.
Amendment. The Agreement is hereby amended as follows, effective as of the Amendment Effective Date:
(a)
Section 3(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“The Executive shall serve the Company as an executive employee and the Executive Chairperson of the Board of Directors of the Company (the ‘Board of Directors’). In addition, and without further compensation, the Executive shall serve as a director of one or more of the Company’s Affiliates (as hereinafter defined) if so elected or appointed from time to time.”

(b)
The reference to “the Board” in Section 3(c) of the Agreement shall be replaced with a reference to “the Board of Directors (excluding the Executive)”.
(c)
Each reference to “the Board of Directors” in Section 4 of the Agreement shall be deleted in its entirety and replaced with a reference to “the Board of Directors (excluding the Executive)”.

(d)
The Base Salary shall be $200,000.
(e)
The target bonus amount referenced in Section 4(b) of the Agreement shall be one hundred percent (100%) of the Executive’s then current Base Salary. For the fiscal year in which the Amendment Effective Date occurs, the annual bonus referenced in Section 4(b) of the Agreement shall be calculated on a blended basis, based on the Executive’s target bonus and Base Salary before and after the Amendment Effective Date and the portion of the fiscal year that the applicable target bonus and Base Salary were in effect.
(f)
Section 4(e) of the Agreement shall be amended by replacing “fifty (50) flight hours” with “twenty-five (25) flight hours” in the first sentence thereof.
(g)
Section 5(e) of the Agreement shall be amended by adding of the following sentence after the last sentence of the first paragraph:

“In addition, subject to the requirement for a release of claims as provided in Section 5(i) below, in the event of such termination, any unvested and outstanding time-vesting equity awards held by Executive as of such termination that were scheduled to vest in the twelve (12) month period immediately following such termination (without regard to any accelerated vesting) shall vest in full as of such termination and any performance-vesting equity awards held by the Executive as of such termination shall remain outstanding and eligible to vest based on actual performance for twelve (12) months following such termination and shall vest to the same extent such performance-based equity awards would have vested based on actual performance had the Executive remained employed for such period.”

(h)
Section 5(g) of the Agreement shall be amended by adding of the following sentence after the last sentence of the first paragraph:

“In addition, subject to the requirement for a release of claims as provided in Section 5(i) below, in the event the Executive retires by mutual agreement with the Board of Directors (excluding the Executive), any unvested and outstanding time-vesting equity awards held by Executive as of such termination that were scheduled to vest in the twelve (12) month period immediately following such termination (without regard to any accelerated vesting) shall vest in full as of such termination and any performance-vesting equity awards held by the Executive as of such termination shall remain outstanding and eligible to vest based on actual performance for twelve (12) months following such termination and shall vest to the same extent such performance-based equity awards would have vested based on actual performance had the Executive remained employed for such period.”

2.
Equity Awards. For the avoidance of doubt, the Executive’s service as a member of the Board of Directors shall be treated as “Employment” for purposes of the Company’s 2021 Equity Incentive Plan and the equity-based awards granted to the Executive thereunder, including the equity-based awards granted to the Executive in March 2023.
3.
Good Reason Waiver. By signing this Amendment, the Executive acknowledges and agrees that any changes to his position, title, duties, responsibilities, compensation or otherwise resulting from this Amendment or the transition of the Executive’s role as contemplated by this Amendment will not constitute “Good Reason” under the Agreement or for purposes of any other agreement with the Company or any of its Affiliates, and will not entitle the Executive to any severance benefits or the acceleration of any vesting or other rights. For the avoidance of doubt, the Executive expressly waives any right to resign for Good Reason or to receive any severance or other payments or benefits as a result of or in connection with any of the foregoing changes.
4.
Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified herein, the Agreement shall continue in full force and effect in accordance with all of the terms and conditions thereof.
5.
Miscellaneous. This Amendment shall inure to the benefit of, and be binding upon, the Executive, the Company and their respective successors and assigns. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	LIFESTANCE HEALTH GROUP, INC.
/s/ Kenneth Burdick	By:	/s/ Ryan Pardo
Kenneth Burdick	Name:	Ryan Pardo
	Title:	Chief Legal Officer, Vice President and Secretary

[Signature Page to First Amendment to Employment Agreement]